Exhibit 10.1

EQT CORPORATION

EXECUTIVE PERFORMANCE INCENTIVE PROGRAM

EQT CORPORATION (the “Company”) hereby establishes this EQT CORPORATION EXECUTIVE PERFORMANCE INCENTIVE PROGRAM (the “Program”), in accordance with the terms provided herein.

WHEREAS, the Company maintains certain long-term incentive award plans including the EQT Corporation 2009 Long-Term Incentive Plan (the “2009 Plan”) for the benefit of its directors and employees, of which the Program is a subset; and

WHEREAS, in order to further align the interests of the Chief Executive Officer of the Company (the “Executive”)with the interests of the shareholders, the Company desires to provide long-term incentive benefits through the Program, in the form of awards qualifying as “Performance Awards” under the 2009 Plan.

NOW, THEREFORE, the Company hereby provides for incentive benefits for the Executive and adopts the terms of the Program by action of the Committee dated July      , 2010, on the following terms and conditions:

Section 1.  Purpose.  The main purpose of the Program is to provide long-term incentive opportunities to the Executive  to further align his interests with those of the Company’s shareholders and with the strategic objectives of the Company.  Awards granted hereunder may be earned by achieving relative performance levels against a pre-determined peer group, are forfeited if defined performance levels are not achieved and are subject to negative adjustment if, among other things, other absolute performance measures are not attained.  By placing a portion of the Executive’s compensation at risk, the Company has an opportunity to reward exceptional performance or reduce the compensation opportunity when performance does not meet expectations.  As a subset of the 2009 Plan, this Program is subject to and shall be governed by the terms and conditions of the 2009 Plan.  Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the 2009 Plan.  The Share Units (as defined in Section 4 below) granted under this Program are intended to meet the performance-based compensation exemption under Section 162(m) of the Code.

Section 2.  Effective Date.  The effective date of this Program is July 1, 2010.  The Program will remain in effect until the earlier of December 31, 2012 or the closing date of a Change of Control event defined in Section 5 unless otherwise amended or terminated as provided in Section 17 (“Termination Date”).

Section 3.  Eligibility.  The Executive is the only employee of the Company who shall be eligible to participate (the “Participant”) in the Program.

Section 4.  Performance Incentive Share Unit Awards.  Awards under the Program are designated in the form of performance incentive share units (as adjusted from time to time in accordance with Section 12, the “Share Units”) , which are awards to be settled in stock, the amount per unit of which is determined by reference to one share of the Company’s Common Stock.  The Executive has been awarded       target Share Units.  .  Unless otherwise indicated herein in a particular context, the term “Share Units” includes any Dividend Units accumulated with respect to an award of Share Units, as provided in Section 12.

The Share Units shall be held in book entry form by the Company until settled as described herein.  Share Units do not represent actual shares of stock.  The Participant shall have no right to exchange the Share Units for cash, stock or any other benefit and shall be a mere unsecured creditor of the Company with respect to such Share Units and any future rights to benefits.

Section 5.  Performance Condition.  Subject to Section 7, the amount to be distributed to the Participant will be based on the Company’s total shareholder return relative to the peer group’s (Attachment A) total shareholder return calculated as described in (a) below (the “Performance Condition”), for the period of July 1, 2010 to the Termination Date (the “Performance Period”), and subject to the Committee’s negative discretion based upon the Company’s revenues as described in (b) and (c) below.

(a)       Total Shareholder Return.  For purposes of this Program, total shareholder return will be calculated as follows:

Step 1

The “Beginning Point” for the Company and each company in the peer group is defined as one share of common stock with a value equal to the average closing stock price as reported in the Nationally Recognized Reporting Service for the ten (10) consecutive business day period ending on and including the date of the commencement of the Performance Period, for each company.  All references in this Program to the “Nationally Recognized Reporting Service” shall be references to either the print or electronic version of a nationally recognized publication that reports the daily closing stock price of EQT and each member of the peer group.

Step 2

Dividends paid for each company from the beginning of the Performance Period will be cumulatively added to the Beginning Point as additional shares of such company’s common stock.  The closing price on the last business day of the month in which the record date for the dividend occurs will be used as the basis for determining the number of shares to be added.  The resulting total number of shares accumulated during the Performance Period is referred to as the Total Shares Held at Ending Point.

Step 3

Except as provided in the following sentence, the “Ending Point” for each company in the peer group is defined as Total Shares Held at Ending Point for that company times the average of the closing price of such company’s common stock as reported in the Nationally Recognized Reporting Service for the last ten (10) business days of the Performance Period for that company.  In the event of a change of control (as then defined in the 2009 Plan) of the Company (a “Change of Control”), the “Ending Point” for each company in the peer group is defined as Total Shares Held at Ending Point for that company times the average of the closing price of such company’s common stock as reported in the Nationally Recognized Reporting Service for the ten (10) business days preceding the closing of the Change of Control transaction.

Step 4

Total Shareholder Return (“TSR”) will be expressed as a percentage and is calculated by dividing the Ending Point by the Beginning Point and then subtracting 1 from the result.  Each company including the Company will be ranked in descending order by the TSR so calculated.

If the common stock of any company in the peer group ceases to be publicly traded during the Performance Period, such company shall be assigned a TSR value of negative 100% for purposes of the Program.

(b)      Revenues.  For purposes of this Program, revenues shall be measured as the Sales Price (as specified below) multiplied by the aggregate Total Sales Volume (as specified below) for the nine (9) calendar quarters within the Performance Period beginning July 1, 2010 and ending September 30, 2012.  If a Change of Control shall occur prior to September 30, 2012, then revenues shall be measured as the Sales Price multiplied by the aggregate Total Sales Volume for the calendar quarters completed prior the date of the Change of Control.

(i)                                   Sales Price shall equal $6.00/mcf.

(ii)                                Total Sales Volume for each quarter equals the sum of the production total sales volumes (mmcfe) reported in the applicable Form 10-Q for each quarter and, in the case of the fourth quarter of any year, the volumes calculated for the fourth quarter by reducing the annual total sales volume reported in the Form 10-K by the quarterly total sales volumes reported in the Form 10-Q for the first three quarters of such year.  For the avoidance of doubt, (a) Total Sales Volume is determined solely by the volumes reported, regardless of any subsequently identified prior period adjustment, (b) Total Sales Volume represents the Company’s interest in gas and oil sales during the applicable period and (c) gathered volumes are not included.  Total Sales Volume shall be measured on a basis consistent with current practice on the date of adoption of the Program.

(c)       Application of Performance Condition and Negative Adjustment.  The Participant’s “Awarded Value” shall be calculated by multiplying (A) the sum of such Participant’s Share Units, by (B) the Payout Multiple identified on the payout matrix (Attachment B) that corresponds to the Company’s relative TSR ranking on the payout matrix for the Performance Period (after taking into account any discretionary reduction of the Payout Multiple by the Committee as provided in Attachment B), by (C) the closing price of the Company’s Common Stock at the end of the Performance Period or, in the case of a Change of Control, the average of the closing price of the Company’s Common Stock for the ten (10) business days preceding the Change of Control transaction, in each case as reported in the Nationally Recognized Reporting Service.   Share Units will be cumulatively credited with cash dividends that are paid on the Company’s Common Stock on or after July 1, 2010 in the form of additional Share Units, which shall be referred to as the “Dividend Units.”  These Dividend Units shall be deemed to have been purchased on the last business day of the month in which the record date for the dividend occurs, using the closing stock price for the Company as reported in the Nationally Recognized Reporting Service.

Payments under the Program are expressly contingent upon achievement of the Performance Condition.

Section 6.  Issuance and Distribution.  Subject to Section 7 and except as provided in the remainder of this Section 6, the Participant’s Awarded Value will be distributed in stock no later than March 15, 2013.  Subject to Section 7, in the event of a Change of Control, the Awarded Value will be distributed in stock on the closing date of the transaction.  Notwithstanding the foregoing, to the extent required under Section 409A of the Code or the regulations thereunder, no distributions may be made earlier than the time permitted under such regulations to any affected Participant.  Notwithstanding the first sentence of this Section 6, the Committee may determine, in its discretion and for any reason, that the Awarded Value will be issued in whole or in part in cash.  If the Participant receives payment in the form of Company stock, the number of shares of stock shall be based on the closing price of the Company’s stock (or, in the case of a Change of Control, the value per share of Common Stock distributed to holders of the Company’s Common Stock) at the Termination Date.  The maximum amount payable to the Participant under the Program with respect to any one calendar year within the Performance Period shall be the amount set forth and as calculated in the 2009 Plan with respect to Performance Awards, which limit has been approved by the shareholders of the Company.  No elections shall be permitted with respect to the timing of any payments.

Section 7.  Change of Status; Overall Limit.  In making decisions regarding the extent to which awards are payable in the case of a termination of the Participant’s employment prior to payment, the Committee may consider any factors that it may consider relevant.  Unless otherwise determined by the Committee, the following shall apply in case the employment of the Participant ceases prior to payment of the Awarded Value:

(a)       Retirement and Resignation.  Share Units shall be forfeited.

(b)      Death and Disability.  Share Units shall be retained by the Participant or his estate or beneficiary, contingent upon achievement of the Performance Condition set forth in Section 5, as follows, and the remainder shall be forfeited:

Date of Death or Disability	Percent Retained

Prior to January 1, 2011	0%
January 1, 2011 – December 31, 2011	25%
January 1, 2012 – December 31, 2012	50%

(c)       Termination.  If the termination is for reasons of misconduct, failure to perform, or other cause, Share Units shall be forfeited.  If the termination is due to reasons such as reorganization, and not due to the fault of the Participant, the Participant will retain his Share Units, contingent upon achievement of the Performance Condition set forth in Section 5, as follows, and the remainder shall be forfeited:

Termination Date	Percent Retained

Prior to January 1, 2011	0%
January 1, 2011 – December 31, 2011	25%
January 1, 2012 – December 31, 2012	50%

(d)      Change of Position.  If the Participant’s position within the Company changes to a non-Program eligible position as determined by the Committee but the Participant remains employed through the date of payment of the Awarded Value will retain his Share Units, contingent upon achievement of the Performance Condition set forth in Section 5, as follows, and the remainder shall be forfeited:

Change of Position Date	Percent Retained

Prior to January 1, 2011	0%
January 1, 2011 – December 31, 2011	25%
January 1, 2012 – December 31, 2012	50%

In such events, any Share Units that are retained shall be payable at the time specified in Section 6 except that, in the event such amounts are conditioned upon a separation from service and not compensation the Participant could receive without separating from service, then no such payments may be made to the Participant, if he is then a “specified employee” under Section 409A of the Code, until the first day of the seventh month following the Participant’s separation from service.  Notwithstanding any other provisions of the Program, the Participant shall have no vested rights to any Share Units prior to payment.

Section 8.  Responsibilities of the Committee.  The Committee has responsibility for all aspects of the Program’s administration, including:

•                Determining and certifying in writing, the extent to which the Performance Condition has been achieved prior to any payments under the Program,

•                Ensuring that the Program is administered in accordance with its provisions,

•                Approving the Program Participant,

•                Authorizing Share Unit awards to the Participant,

•                Adjusting Share Unit awards  to account for extraordinary events,

•                Ruling on any disagreement between the Program Participant, Company management, Program administrators, and any other interested parties to the Program, and

•                Maintaining final authority to amend, modify or terminate the Program at any time.

The interpretation and construction by the Committee of any provisions of the Program or of any adjusted Share Units shall be final.  No member of the Committee shall be liable for any action or determination made in good faith on the Program or any Share Units thereunder.  The Committee may designate another party to administer the Program, including Company management or an outside party to the extent permitted under Code Section 162(m).  All conditions of the Share Units must be approved by the Committee.

Section 9.  Tax Consequences to the Participant.  It is intended that:  (i) until the Performance Condition is satisfied, the Participant’s right to payment for an award under this Program shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 83(a), 409A and 3121(v)(2) of the Code; (ii) the Awarded Value shall be subject to employment taxes only upon the satisfaction of the Performance Condition; and (iii) until the Awarded Value is actually paid to the Participant, the Participant shall have merely an unfunded, unsecured promise to be paid the benefit, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83.  It is further intended that the Participant will not be in actual or constructive receipt of compensation with respect to the Share Units within the meaning of Code Section 451 until the Awarded Value is paid.

Section 10.  Nonassignment.  The Participant shall not be permitted to assign, alienate or otherwise transfer his Share Units and any attempt to do so shall be void.

Section 11.  Impact on Benefit Plans.  Payments under the Program shall not be considered as earnings for purposes of the Company’s qualified retirement plans or any such retirement or benefit plan unless specifically provided for and defined under such plans.  Nothing herein shall prevent the Company from maintaining additional compensation plans and arrangements, provided however that no payments shall be made under such plans and arrangements if the effect thereof would be the payment of compensation otherwise payable under this Program regardless of whether the Performance Condition was attained.

Section 12.  Successors; Changes in Stock.  The obligation of the Company under the Program shall be binding upon the successors and assigns of the Company.  If a dividend or other distribution shall be declared upon the Company’s Common Stock payable in shares of Company Common Stock, the Participant’s Share Units shall be adjusted by adding thereto the number of shares of Company Common Stock that would have been distributable thereon if such units had been actual Company shares and outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution.  In the event of any spin-off, split-off or split-up, or dividend in partial liquidation, dividend in property other than cash or Company Common Stock, or extraordinary distribution to shareholders of the Company’s Common Stock, the Participant’s Share Units shall be appropriately adjusted to prevent dilution or enlargement of the rights of the Participant that would otherwise result from any such transaction, provided such adjustment shall be consistent with Section 409A of the Code.

In the case of a Change of Control, any obligation under the Program shall be handled in accordance with the terms of Section 6 hereof.  In any case not constituting a Change of Control in which the Company’s Common Stock is changed into or becomes exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then (i) the Awarded Value shall be calculated based on the closing price of such common stock on the closing date of the transaction on the principal market on which such common stock is traded, and (ii) there shall be substituted for each Share Unit constituting an award, the number and kind of shares of stock or other securities (or cash or other property) into which each outstanding share of the Company’s Common Stock shall be so changed or for which each such share shall be exchangeable.  In the case of any such adjustment, the Share Units shall remain subject to the terms of the Program.

Section 13.  Dispute Resolution.  The Participant may make a claim to the Committee with regard to a payment of benefits provided herein.  If the Committee receives a claim in writing, the Committee must advise the Participant of its decision on the claim in writing in a reasonable period of time after receipt of the claim (not to exceed 120 days).  The notice shall set forth the following information:

(a)       The specific basis for its decision,

(b)      Specific reference to pertinent Program provisions on which the decision is based,

(c)       A description of any additional material or information necessary for the Participant to perfect a claim and an explanation of why such material or information is necessary, and

(d)      An explanation of the Program’s claim review procedure.

Section 14.  Applicable Law.  This Program shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.

Section 15.  Severability.  In the event that any one or more of the provisions of this Program shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 16.  Headings.  The descriptive headings of the Sections of this Program are inserted for convenience of reference only and shall not constitute a part of this Program.

Section 17.  Amendment or Termination of this Program.  This Program may be amended, suspended or terminated by the Company at any time upon approval by the Committee and following a determination that the Program is no longer meaningful in relation to the Company’s strategy.  Any suspension or termination shall automatically cause a Termination Date effective as of the date of the Committee’s approval.  Notwithstanding the foregoing, (i) no amendment, suspension or termination shall adversely affect the Participant’s rights to his award after the date of the award; provided, however, that to the extent an award is determined with respect to a Termination Date, including a Termination Date pursuant to the preceding sentence, Participant’s right to awards is deemed not to be adversely affected thereby, and the Company may amend this Program from time to time without the Participant’s consent to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with Sections 409A or any other provision of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to the Participant, (ii) no amendment may alter the time of payment as provided in Section 6 of the Program, and (iii) no amendment may be made following a Change of Control.

Section 18.  2009 Plan and Company Information.  The Executive may access important information about the Company and the 2009 Plan on the Company’s website.  Copies of the 2009 Plan and 2009 Plan Prospectus can be found at www.eqt.com, by clicking on the “Employees” link on the main page and logging onto the “Employee info” page.  Copies of the

Company’s most recent Annual Report on Form 10-K and Proxy Statement can be found by clicking on the “Investors” link on the main page and then “SEC Filings.” Paper copies of such documents are available upon request made to the Company’s Corporate Secretary.

/s/ Kimberly L. Sachse
Kimberly L. Sachse
For the Compensation Committee

The undersigned hereby acknowledges receipt of this Award, the terms of which are set forth above, and agrees to be bound by all provisions hereof.

Signature:	/s/ David L. Porges
David L. Porges

Attachment A

Executive Performance Incentive Program

Peer Group

Cabot Oil & Gas Corp.

Chesapeake Energy Corp.

El Paso Corp.

Enbridge Inc.

Energen Corp.

EOG Resources, Inc.

EXCO Resources, Inc.

Markwest Energy Partners LP

MDU Resources Group Inc.

National Fuel Gas co.

Oneok Inc.

Penn Virginia Corp.

Petroleum Development Corp.

Range Resources Corp.

REX Energy Corp.

Sempra Energy

Southern Union Co.

Southwestern Energy Co.

Spectra Energy Corp.

Transcanada Corp.

Williams Cos. Inc.

Attachment B

Executive Performance Incentive Program

Payout Matrix

Company’s Position in
TSR Ranking	Payout Multiple
1	3.00
2	3.00
3	3.00
4	2.75
5	2.50
6	2.25
7	2.00
8	1.75
9	1.50
10	1.25
11	1.00
		Median
12	.75
13	.75
14	.75
15	.50
16	.50
17	.50
18	.25
19	.25
20	0
21	0
22	0

The Committee retains the discretion to reduce the corresponding Payout Multiple.  In exercising such discretion, the Committee shall consider reducing the Payout Multiple by up to 0.75 if the Company does not attain the revenue target specified below; provided, however, that if the Company’s relative TSR ranking is median or above, the Payout Multiple should not be decreased below 1.00.  The revenue target for the period July 1, 2010 to September 30, 2012 is listed below:

Total Sales Volume (mmcfe)	Production Revenue ($000,000)
376,000	2,256.0

In the event of a Change of Control prior to September 30, 2012, then the revenue target shall be adjusted proportionately based upon the number of calendar quarters actually completed prior to the closing date of the Change of Control.